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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

                                  May 16, 2003
                Date of Report (Date of earliest event reported)

                               Sonic Foundry, Inc.
             (Exact name of registrant as specified in its chapter)


               Maryland                     1-14007            39-1783372
     (State or other jurisdiction         (Commission         (IRS Employer
          of incorporation)               File Number)      Identification No.)


    1617 Sherman Ave, Madison, WI 53704                 (608) 256 - 3133
  (Address of principal executive offices)      (Registrant's telephone number)

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Item 2. Acquisition or Disposition of Assets.

     On May 19, 2003, Sonic Foundry, Inc. ("Sonic") announced it had completed a transaction to sell substantially all the assets related to its media services business performed by two Sonic subsidiaries, Sonic Foundry Media Services, Inc. in Los Angeles, California and International Image Services Inc, d/b/a Sonic Foundry Media Services, Inc. in Toronto, Canada ("Media Services") to Deluxe Media Services, Inc. ("Deluxe"). The transaction closed May 16, 2003.

     The assets sold include substantially all assets used in the Media Services business including all physical assets in Sonic's Los Angeles and Toronto, Canada facilities, all trade customer receivables, trade names, trade marks and other intellectual property used in the business, less certain excluded assets, including cash. Total consideration included $4.5 million cash plus cash for the amount of current assets in excess of current liabilities (estimated at close to equal $1.1 million) ("Net Working Capital"), plus assumption of obligations under certain real and personal property leases and other contracts related to the business.

     At close, Sonic received $5.2 million cash representing the proceeds of the sale above, less a hold-back of $.4 million, pending final accounting of Net Working Capital within 120 days following close of the transaction.

     Sonic's media services business was a provider of digitization, management and delivery solutions for various industries. Traditional fulfillment services consist of duplication, conversion, reformatting and encoding of television, film and audio content for multiple delivery platforms, while MediaWorks, a suite of media asset management tools, provide the infrastructure for storage, management and delivery of digital media content.

     See attached press release at exhibit 99.1 and the Asset Purchase Agreement at exhibit 99.2.

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                                  EXHIBIT LIST

NUMBER                        DESCRIPTION
------                        -----------

99.1 Press release dated May 19, 2003 regarding the announcement of an agreement to sell substantially all assets used in the Media Services business.

99.2 Asset Purchase Agreement among Deluxe Media Services, Inc., Sonic Foundry, Inc., Sonic Foundry Media Services, Inc. and International Image Services Inc. dated April 30, 2003.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               Sonic Foundry, Inc.
                               -------------------
                                  (Registrant)

      May 20, 2003       By:   /s/ Kenneth A. Minor
                               --------------------
                               Kenneth A. Minor
                               Chief Financial Officer